Joseph Mejaly
December 3, 2012

Exhibit 10-c

Joseph Mejaly
[Redacted]

Dear Joe:

Subject: Mutually Agreed Upon Separation

This letter confirms your acceptance of a separation package from Meritor, Inc (“Meritor” or the “Company”). The decision was reached after consideration of a number of factors, including your service with Meritor and its predecessor. Both parties expressly agree that your acceptance of this agreement is completely voluntary. You and the Company have agreed to enter into this agreement pursuant to the following terms and conditions and consideration:

1.	Your last day of work with the Company is November 12, 2012.

2.	You will receive your accrued but unused vacation for 2012 in the form of a lump sum within thirty (30) days of your last day of work. This amount is savings plan eligible.

3.
Beginning with the first payroll cycle that includes the Release Effective Date, you will receive separation pay equal to eighteen (18) months of your annual salary (at a compensation rate of $345,000.00 annually). Payments will be made semi-monthly through May 12, 2014. Your separation period is defined as the dates between and including November 13, 2012 and May 12, 2014.

4.
Given that your last day of active employment will be November 12, 2012, you will be eligible to receive an incentive compensation plan (ICP) payment for fiscal years 2012 and 2013 for active time worked in each performance period. Such payments will be subject to the applicable formula, in accordance with the ICP metrics and program provisions. Final awards may be adjusted based upon final performance rating for each year. Final award determination, if any, is subject to approval by the Compensation & Management Development Committee of the Board of Directors. If an award is approved, payments will be in December 2012 and 2013, respectively, in accordance with ICP terms.

5.	You will be eligible to receive Long-Term Incentive (LTIP) Cash Performance Plan awards based on your grant letter(s) as follows:

•	FY2010-FY2012 LTIP award will be paid in December 2012, pending Board of Directors approval, based upon applicable formulae.

Joseph Mejaly
December 3, 2012

•
FY2011-FY2013 LTIP award will be paid in December 2013, pending Board of Directors approval, based upon applicable formulae on a prorated basis (26 months out of 36) for time worked during the performance cycle.

•
FY2012-FY2014 LTIP award will be paid in December 2014, pending Board of Directors approval, based upon applicable formulae on a prorated basis (14 months out of 36) for time worked during the performance cycle.

6.
All outstanding stock options have already vested. Stock options which do not expire prior to May 12, 2014 can be exercised up to three months after the last day of your Separation Period. Options not exercised by August 12, 2014 will be forfeited.

7.
You have received annual grant(s) of restricted stock. If your separation ends prior to the vesting of your restricted stock those shares will be forfeited at the end of your separation period on May 12, 2014.

8.
Considering your service to the Company and in order to address some portion of the potential impact to your pension, the following will apply: the Company will pay to you an amount equal to $400,500.00, payable in three equal installments of $133,500.00 on the following dates: May 31, 2013, November 30, 2013 and May 15, 2014. The aforementioned payments will not be payable from the trust under the Company's tax-qualified retirement plan and will not be eligible for rollover or other favorable tax treatment accorded tax-qualified plan benefits. In the event this agreement is terminated prior to May 12, 2014, no further payments under this paragraph shall be due.

9.	Your financial planning and car allowance will cease as of November 13, 2012.

10.	In lieu of company sponsored outplacement assistance you will be paid a lump sum amount of $10,000 that will be paid within thirty (30) days of your signing this agreement.

11.	Company paid Short and Long Term Disability will cease as of November 13, 2012.

12.
Savings plan participation will cease as of November 13, 2012.  You are 100% vested in your savings plan deferrals and related company matching contributions.  Based on your years of service with the Company, you are 100% vested in the pension contribution portion of your savings plan account. You will be able to request a plan distribution before the end of your separation.  Please contact T. Rowe Price for information about your Meritor Savings Plan and Pension Contribution accounts at (800) 922-9945.

Your participation in the Company’s non-qualified savings plan will cease as of November 13, 2012. You are 100% vested in your account balance under the Company’s non-qualified savings plan. Benefits payable under the Company’s non-qualified savings plan will be subject to the terms of such plan, including a six-month wait.

13.
If you are currently enrolled in medical, dental and/or vision coverage and the payroll deductions associated therewith, coverage will remain in force through May 31, 2014.  After May 31, 2014, you will be entitled to continue your group medical, dental and vision coverage at your own expense for a period of up to 18 months through COBRA.  Information as to the cost of such coverage will be supplied to you approximately two weeks following the expiration of your separation period.

Joseph Mejaly
December 3, 2012

Company paid Life and Accidental Death and Dismemberment (AD&D) coverage will remain in force through May 31, 2014. Life Insurance coverage may be converted to an individual policy within 31 days after termination of coverage by contacting MetLife at (888) 622-6616.

Your enrollment in any voluntary benefits including Supplemental Life and/or Supplemental AD&D for you and/or your dependents, Critical Illness Insurance and/or MetLaw, and the payroll deductions associated therewith, will continue through May 31, 2014. MetLife will contact you by mail following that date with regard to your ability to convert the coverage to an individual policy.

If you become subsequently employed and covered by a health insurance plan of a new employer, your coverage under the Company’s health plans will cease as of the date you become covered under such other employer’s health plan. You have an obligation to notify the Company as to your employment status within thirty (30) days of your start date. With respect to the continued health coverage provided pursuant to this paragraph 12, (A) to the extent any such benefit is provided via reimbursement to you, no such reimbursement will be made by the Company later than the end of the year following the year in which the underlying expense is incurred, (B) any such benefits provided by the Company in any year will not be affected by the amount of any such benefits provided by the Company in any other year, subject to any maximum benefit limitations under the applicable plans terms, and (C) under no circumstances will you be permitted to liquidate or exchange any such benefit for cash or any other benefit.

14.
If you are eligible for a pension benefit, please call the Meritor Retirement Center at (877) 449-7461. You must apply for your pension benefits at least 60 days but not more than 90 days prior to your retirement date. If you elect to retire prior to the end of your separation period, your active employee medical, dental and/or vision coverages will terminate and you will become eligible for the then available retiree medical coverage, if any.

15.	Your compensation checks will be mailed to your home or direct deposited unless you specify otherwise. Please let us know in writing if you change your address.

16.
You will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, the Company or its subsidiaries or divisions, or any of its or their current or former officers, directors, employees, agents, consultants, contractors, owners, divisions, parents or successors, whether public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on Internet- or intranet-related sites. In the event of a breach or threatened breach of this paragraph, you agree that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and you acknowledge that damages would be inadequate and insufficient.

17.
The Company will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, you, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on Internet- or intranet-related sites. In the event of a breach or threatened breach of this paragraph, the Company agrees that you will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and the Company acknowledges that damages would be inadequate and insufficient.

18.
You will deliver promptly to the Company (and not keep in your possession or deliver to any other person or entity) any and all property belonging to the Company in your possession or under your control, including without limitation, computer hardware/software, credit cards, PDA’s, pagers, other electronic equipment, records, data, notes, reports, correspondence, financial information,

Joseph Mejaly
December 3, 2012

customer files and information and other documents or information (including any and all copies of such Company property).

19.
You agree, on behalf or yourself, your heirs, executors, administrators and assigns, to release, acquit and forever discharge the Company and its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns (the “Company Released Parties”) of and from any and all manner of actions and causes of action, suits, debts, damages, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, rights and demands whatsoever, whether known or unknown (“Losses”), which you, your heirs, executors, administrators and assigns ever had, now have or may hereafter have, against the Company Released Parties arising out of or by reason of any cause, claim, controversy, matter or thing whatsoever, including but not limited to any and all claims arising under the Michigan Elliott-Larsen Civil Rights Act, Michigan Persons With Disabilities Civil Rights Act, Michigan Payment of Wages and Fringe Benefits Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, as amended, Genetic Information Nondiscrimination Act, the Americans Disabilities Act, Family and Medical Leave Act, the Older Workers Benefit Protection Act, Equal Pay Act, Employee Retirement Income Security Act (ERISA) and any and all claims or controversies arising out of or relating to your employment by the Company and its predecessors and the cessation thereof, any and all claims or controversies relating to your compensation and/or benefits by or from the Company and its predecessors and any and all matters arising under any federal, state or local statute, rule, regulation or whether based in law or equity. No claim, right or cause of action is reserved, except that the foregoing release shall not apply to your rights under this agreement.

You understand that as a result of this, you will not have the right to assert that the Company unlawfully terminated your employment or violated any of your rights in connection with your employment.

You affirm that you have not filed, and agree not to initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Company Released Parties before any federal, state or local agency, court or other body relating to your employment, the cessation thereof or any other matters covered by the terms described above, and agree not to voluntarily participate in such a proceeding.

20.
The Company agrees on behalf of its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns (the "Company") to release, acquit and forever discharge you, your heirs, executors, administrators and assigns, of and from any and all manner of actions and causes of action, suits, debts, damages, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, rights and demands whatsoever, whether known or unknown ("Losses"), which the Company, its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns, ever had, now have or may hereafter have, against you or any of them arising out of or by reason of any cause, matter or thing whatsoever, excepting any act found to be criminal, by a court of competent jurisdiction, from the beginning of the world to the date hereof, including without limitation, any and all matters relating to your employment by the Company and its predecessors and the cessation thereof, any and all matters relating to your compensation and benefits by or from the Company and its predecessors and any and all matters arising under any federal, state or local statute, rule, regulation or principle of contract law or common law.

Joseph Mejaly
December 3, 2012

The Company understands that as a result described above, the Company will not have the right to assert that you unlawfully terminated your employment or violated any of the Company’s rights in connection with your employment.

The Company affirms that it has not filed, and agrees not to initiate or cause to be initiated on its behalf, any complaint, charge, claim or proceeding against you before any federal, state or local agency, court or other body relating to your employment, the cessation thereof or any other matters covered by the terms of described above, and agrees not to voluntarily participate in such a proceeding.

21.
The Company and you agree that the terms and conditions of this Letter Agreement are confidential and that neither party will disclose the terms of this Letter Agreement to any third parties, other than (i) disclosure by you to your spouse, (ii) disclosure by the Company or you to its or your respective attorneys, auditors, financial advisors and accountants, (iii) as may be required by law (including securities laws) or (iv) as may be necessary to enforce this Letter Agreement. Without limiting the generality of the foregoing, you acknowledge that the Company may, to the extent required by applicable law, describe or incorporate the terms of this Letter Agreement in, and/or file or incorporate this Letter Agreement as an exhibit to, one or more filings with the Securities and Exchange Commission.

22.	Either party shall have the right to terminate this agreement at any time if the other party breaches any of the obligations stated herein under this agreement.

23.
You acknowledge that you have been advised to consult with an attorney prior to signing this agreement. You also acknowledge, understand and agree that this agreement is voluntarily entered into by you in consideration of the undertakings by Meritor as set forth herein and is consistent in all respects with the discussions by Meritor personnel with you relating to your separation.

24.
For the duration of the Severance Period, except as permitted by the Company’s prior written consent, you are restricted from engaging in, or being employed by, or in any way advising or acting for any business in any capacity in which Proprietary Information or the Company’s trade secrets would reasonably be regarded as useful, if such business is a competitor of the Company with respect to the products or services provided by any division or group within the Company to which you devoted substantial attention in the year preceding termination of employment with the Company, and within the national and international geographic markets served by any such division or group. Depending on the scope of your responsibilities in the year preceding termination of employment with the Company, this restriction could potentially apply to a geographic area co-extensive with the Company’s operations, which are worldwide. You will be expected to confirm the terms of this section in writing at the time of termination of active employment. You also agree that if your employment is terminated by the Company, whether with or without Cause, the consideration provided in the Severance Benefits section of this agreement is sufficient for the restriction described in this paragraph.

You agree that for a period of eighteen (18) months following the date of your departure (November 12, 2012) from the Company, you will not solicit for employment any Meritor related employee, unless permission to do so is granted to you in writing by Meritor’s CEO or his designee.

25.
You will have until December 3, 2012, to sign this agreement. The agreement may be revoked within seven (7) days from the date it is signed by you by notifying counsel for Meritor, Eric A. Mahler, Esq., Assistant General Counsel – Labor & Employment, Meritor, Inc., 2135 W. Maple

Joseph Mejaly
December 3, 2012

Road, Troy, Michigan 48084, in writing. Any such revocation will be effective upon receipt by Mr. Mahler.  The agreement will become effective and irrevocable upon expiration of the seven (7) day revocation period (the "Release Effective Date").

26.
If you decide not to sign this agreement or revoke the agreement in accordance with paragraph 19, you will be paid 2 weeks salary and the dates and eligibility for the various incentives and benefits indicated in this agreement would be modified to your final day of separation.

27.
In the event there is a dispute regarding this agreement or your employment with the Company, you and the Company agree that any such dispute will be resolved solely and exclusively, by binding arbitration, by and under the rules of the American Arbitration Association. A judgment of any circuit court may be rendered upon the award made pursuant to this agreement and shall be valid, enforceable and irrevocable save upon such grounds as exist at law or in equity for the rescission or revocation of any contract.

28.
If any provision or portion of this agreement shall for any reason be held invalid or unenforceable such invalidity or unenforceability shall not affect any other provision hereof and the remaining provisions or portions of the agreement shall remain in full force and effect, and shall be interpreted to best reflect the intent of the parties.

29.
This agreement is a complete and final agreement between Meritor and its successors and Joseph Mejaly, and supersedes all other offers, agreements, and negotiations. Notwithstanding the foregoing, the Invention Assignment and Arbitration Agreements remain in full force and effect.

Sincerely,

/s/ Larry E. Ott
Senior Vice President
Human Resources

cc:    V. Baker
D. Riddell

Accepted and Agreed by:

/s/ Joseph Mejaly
Joseph Mejaly

December 3, 2012
Date